Exhibit 8.1
Significant Subsidiaries at March 21, 2014

Name	Country of Incorporation	Ownership and Voting Percentage
Frontline Shipping Limited	Bermuda	100%
Frontline Shipping II Limited	Bermuda	100%
Key Chartering Inc	Liberia	100%
Frontline Chartering Services Inc	Liberia	100%
Frontline Management (Bermuda) Ltd	Bermuda	100%
ICB Shipping (Bermuda) Limited	Bermuda	100%
Frontline Tankers Limited	Bermuda	100%
Frontline Corporate Services Ltd	United Kingdom	100%
Independent Tankers Corporation Limited	Bermuda	82.47%
Buckingham Shipping Plc	Isle of Man	100%
Buckingham Petro Limited	Isle of Man	100%
Caernarfon Shipping Plc	Isle of Man	100%
Caernarfon Petro Limited	Isle of Man	100%
CalPetro Tankers (IOM) Ltd	Isle of Man	100%
CalPetro Tankers (Bahamas I) Ltd	Bahamas	100%
CalPetro Tankers (Bahamas II) Ltd	Bahamas	100%
Golden State Petro (IOM I-A) PLC	Isle of Man	100%
Golden State Petro (IOM I-B) PLC	Isle of Man	100%
Holyrood Shipping Plc	Isle of Man	100%
Holyrood Petro Limited	Isle of Man	100%
Sandringham Shipping Plc	Isle of Man	100%
Sandringham Petro Limited	Isle of Man	100%
Front Hermod Inc	Liberia	100%
Front Ran Inc	Liberia	100%
Golden Channel Corporation	Liberia	100%
Kea Navigation Ltd	Liberia	100%
Otina Inc.	Liberia	100%
Optimal Shipping SA	Liberia	100%
Bandama Investment Ltd	Liberia	100%
Vista International Finance Inc	Liberia	100%
Sea Team Management Pte. Ltd	Singapore	75%
Sea Team Management (India) Pvt. Ltd	India	99%
Chatham Ship Management, Inc.	Liberia	100%
Frontline Management AS	Norway	100%
Frontline 2012 Ltd.	Bermuda	5.4%